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Exhibit 99(r)(2)

CLOUGH CAPITAL PARTNERS, LP

CODE OF ETHICS AND PROFESSIONAL CONDUCT

Adopted June 4, 2004
(Latest Revision March 30, 2006)

        Clough Capital Partners, LP and affiliated companies (herein referred to as the "Company") have adopted a Code of Ethics and Professional Conduct (the "Code"). This Code has been adopted based on the principle that each Employee of the Company should conduct his or her affairs, including personal securities transactions, in such a manner as to avoid serving his or her own personal interests ahead of the funds and accounts managed by the Company (the "Funds") and to avoid conflicts of interest. This Code cannot address every circumstance that may give rise to a conflict, a potential conflict, or an appearance of a conflict of interest. Therefore, each Employee is expected to be alert to such conflicts of interest with the Funds and to conduct him/herself with good judgment. Employees are also reminded that they are responsible for understanding and following all Company Policies and Procedures, and that failure to act in accordance with those Policies and Procedures may have serious consequences for the Employee and the Company. This Code is subject to change from time to time by the Company. Any questions or comments concerning this Code should be directed to Daniel Gillis, Chief Compliance Officer or, in his absence, James Canty or Eric Brock (the three of which constitute the "Compliance Committee").

        Certain terms used herein shall have the definitions ascribed to them in Appendix A attached hereto.

A.    Governing Standards

        The standards and procedures embodied in the Code are governed by the following overriding principles, which shall apply to all Employees in their conduct on behalf of the Company.

        1.     Compliance with Federal Securities Laws

        All Employees are required to comply with all applicable federal securities laws, whether acting in their official capacity on behalf of the Company or acting in their own interests or those of related persons.

        2.     Employee Personal Securities Transactions

        No Employee shall, in connection with the purchase or sale, directly or indirectly, by such Employee of a security held or acquired by any Fund:

          i.      Employ any device, scheme or artifice to defraud the Fund;

          ii.     Make any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;

          iii.    Engage in any act, practice or course of business that operates as a fraud or deceit on the Fund; or

          iv.    Engage in any manipulative practice with respect to the Fund.

B.    Prohibited Transactions

        1.     General Policy

          a.     It is a basic policy that no Employee of the Company should be permitted to profit in his or her personal securities transactions from the securities activities of the Funds managed by the

  Company. Accordingly, no Employee shall purchase or sell, directly or indirectly, any security in which he or she has, or by reason of such transactions acquires, any direct or indirect beneficial ownership which would be harmful to any of the Funds or which would serve such Employee's own personal interests ahead of the Funds.

          b.     No Employee shall disclose to other persons the securities activities engaged in or contemplated for any of the Funds, except to the extent required to do so in connection with his or her responsibilities with the Company.

          c.     No Employee shall engage in any transactions which are or could be perceived as "front running" the transactions of the Funds. Front running is an unethical practice which often occurs when an individual trades for his or her own benefit on certain information before the funds he or she manages or otherwise is involved so trades.

        2.     Specific Prohibitions

        In addition to the prohibited transactions set forth in Section B.1 above, no Employee shall, for his or her own account, or for an account as to which he or she has direct or indirect beneficial ownership:

          a.     Acquire any Covered Securities in an initial public offering.

          b.     Purchase or sell (long or short) a Covered Security (or any other security of such issuer) within seven (7) calendar days before or after a calendar day on which a Fund or Funds purchases or sells (long or short) that Covered Security (including Covered Securities exchangeable or convertible into such securities) unless, in the case of a purchase or sale within seven calendar days before the day a Fund purchases or sells that Covered Security, the Employee had no actual knowledge that the Covered Security was being considered for purchase or sale for any Funds. Notwithstanding the foregoing and in addition to the exempted transactions set forth in Subsection 3 of this Section B, purchases or sales of the following shall require preclearance pursuant to Section C herein, but shall be excluded from the prohibition set forth in this paragraph b: (i) securities of issuers that are included in the S&P 500 Index, as constituted from time to time, (ii) Securities Indices, (iii) ETFs (exchange-traded funds—e.g. SPDRs or "Spiders", DIAs or "Diamonds", etc.), (iv) Government and municipal bonds, and (v) such other securities as the Compliance Committee determines, in its sole discretion, will not be harmful to the Funds and will not otherwise violate the provisions of this Code, including, without limitation, a determination that the purchase or sale will not affect the liquidity of the Covered Security. Any profits improperly realized on trades within the proscribed periods will be subject to disgorgement by the Employee.

          Employees responsible for making investment recommendations or decisions for the Funds must put the Funds' interest before his or her own interests and, therefore, promptly make the investment recommendation or decision in the Funds' interest rather than delay the recommendation or decision for the Funds until after the seventh day of the transaction for his or her own account to avoid conflict with this blackout provision. The Company recognizes that failure to do so may occur in good faith and will not require disgorgement of profits in such instances if it appears that the Employee acted in good faith and in the best interests of the Funds.

          c.     Purchase any Covered Securities in a Limited Offering, without prior approval of the Compliance Officer or in his absence, a member of the Compliance Committee. Such approval must be appropriately documented and the record of such must be maintained in the Code of Ethics files for the applicable holding period. Any person authorized to purchase Covered Securities in a Limited Offering, who so purchases, shall disclose this fact if he or she plays a part in a Fund's subsequent consideration of an investment in the issuer. In such circumstances, the Fund's decision to purchase securities of the issuer shall be subject to independent review by a Company officer with no personal interest in the issuer, and documented accordingly.

          d.     Profit in the purchase and sale, or sale and purchase, of the same (or equivalent) Covered Securities within 30 calendar days. Any profits realized on such short-term trades shall be subject to disgorgement by the Employee (see 2.f below). Options on indexes, certain commodity trades, and other instruments typically held for shorter terms, which are held for less than 30 days are not subject to the prohibition on short-term trading profits, so long as the following conditions are met: (i) the Employee must designate on the Pre-Clearance Request Form (see section C) that the trade is potentially a short term trade; (ii) the Employee must affirm that no such instrument is held in a Fund or, to the best of their knowledge, contemplated for inclusion in a Fund; (iii) the Compliance Officer reserves the right to limit or prohibit trading in such short term instruments if such trading is deemed to be excessive or is in any way detrimental to a Fund or the Company. This policy applies to trading in all types of Covered Securities, except in a particular case where the Compliance Committee has made a specific finding of hardship and it can be determined that no potential abuse or conflict is presented (for example, when an Employee's request to sell a Covered Security purchased within 30 days prior to the request is prompted by a major corporate or market event, such as a tender offer, and the Security was not held in the Funds).

          e.     Serve on the board of directors of any publicly traded company without prior authorization of the Compliance Committee, which authorization shall be at their sole discretion and may be subject to certain terms and conditions concerning such service, which may include a prohibition on participation in the process of investment decisions on behalf of Funds which involve the subject company.

          f.      Any profits improperly realized on trades that are subject to disgorgement pursuant to this Code will be donated to a charitable or educational organization of the Company's choosing, for which the violating Employee shall receive no tax benefit. Any such disgorgement of profits shall not limit the rights of the Company under this Code to take other actions.

        3.     Exempted Transactions

        The prohibitions in Section B of this Code and the preclearance requirements in Section C herein shall not apply to:

          i.      Purchases or sales effected in any Exempt Account (see Appendix A);

          ii.     Purchases which are part of an automatic dividend reinvestment plan;

          iii.    Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired;

          iv.    Purchases and Sales of Covered Securities which have been pre-cleared in accordance with Section C;

          v.     Purchases or sales which are non-volitional on the part of a person, including, but not limited to, receipt of securities pursuant to a stock dividend or merger;

          vi.    Purchases or sales of mutual funds in the Company's 401(k) plan;

          vii.   Other purchases and sales approved in advance and in writing by the Compliance Committee.

C.    Prior Approval for Covered Securities

        Each Employee is required to receive prior approval from the Compliance Officer before purchasing, selling, or otherwise transferring Covered Securities in which he or she has a beneficial interest. The following procedures will apply:

          1.     The Employee must request approval by completing and submitting, or sending via e-mail a Pre-Clearance Request Form, in such form as adopted from time-to-time by the Compliance Officer.

          2.     The Employee must represent in the Form if he or she is aware that the Covered Security is being considered for purchase or sale for any Funds within seven (7) calendar days after the date the transaction in the Covered Security is expected to occur. If the Employee's job responsibilities encompass any part of the investment process (i.e. is a portfolio manager, analyst, trader or portfolio administrator), he or she must affirm on the Form that he or she is not taking away an investment opportunity from a Fund or Funds and provide information pertinent to such conclusion if requested by the Compliance Officer.

          3.     The Employee must initially submit the Form in person or via e-mail to Josh Howland, the Company's Head Trader, or one of the other traders in Josh's absence, to check the Funds' trades during the previous 7 days and to determine whether there is on the date of submission a pending buy or sell order in any Covered Security of the Issuer of the security the Employee has requested to purchase or sell. The trader reviewing the Form must return the form or respond to the e-mail as to the status of the Covered Security as soon as possible, and in any case no later than the end of the day the request was received.

          4.     The Employee must then submit the form or forward the e-mail from the trader and the Form to the Compliance Officer, or another member of the Compliance Committee in the Compliance Officer's absence, who will either authorize or deny the Employee's sale or purchase of a Covered Security and return a copy of the Form in person or via e-mail to him/her. Such approval or denial shall be based on the standards set forth in this Code. If an Employee submits the Form to another member of the Compliance Committee for authorization or denial, the Employee shall be responsible for copying the Compliance Officer on the form or the e-mail for inclusion in the Company's compliance files.

          5.     If the Employee receives permission to trade a security or instrument, the trade must be executed before the end of the next business day after permission has been received (unless the trade is designated as a limit order—see below), provided, however, that such permission shall be terminated if prior to executing the trade the Employee knows, or should have known, that the execution thereof at such time would violate this Code. If the trade is not executed within that time frame and the Employee still wishes to effect the transaction, pre-clearance in the manner described above must again be obtained.

          6.     If an Employee wishes to place a trade with a limit order then the appropriate box should be checked on the Pre-Clearance Request Form. Limit order trades, once approved, will remain authorized for five trading days, provided, however, that such permission shall be terminated if prior to executing the trade the Employee knows, or should have known, that the execution thereof at such time would violate this Code. If the trade has not been executed within the five trading day period and the Employee still wishes to effect the transaction, pre-clearance in the manner described above must again be obtained.

          7.     If the Employee is absent from the office on the day he or she desires to preclear a trade, preclearance to trade may still be submitted by e-mail as described above. The Compliance Officer may limit the frequency of such out-of-the-office preclearance requests.

D.    Reporting and Certification

        Every Employee shall provide reports to the Compliance Officer as follows, provided that no holdings or transaction reports are required with respect to Exempt Accounts:

          1.     Initial Holdings Report: Not later than 10 days after a person becomes an Employee, such person shall submit to the Compliance Officer an Initial Holdings Report (current within 45 days of hire) executed by such person, including the following information:

            a.     The title, number of shares and principal amount of each Covered Security in which the Employee had any direct or indirect beneficial ownership when the person became an Employee;

            b.     The name of any broker, dealer or bank with whom the Employee maintained an account in which any securities (including securities that are not Covered Securities) were held for the direct or indirect benefit of the Employee as of the date the person became an Employee; and

            c.     An acknowledgment that such person (i) has read, understands and has had the opportunity to ask questions concerning this Code and (ii) agrees to abide by the Code as amended from time to time.

          2.     Quarterly Transactions Form: Not later than 30 days after the end of each calendar quarter, whether or not the Employee entered into any personal securities transactions during the quarter, each Employee shall submit to the Compliance Officer a Quarterly Transactions Form executed by such person, including the following information:

            a.     With respect to all transactions during such quarter in a Covered Security (except for transactions that are effected pursuant to an automatic investment plan) each Employee should attach a copy of a quarterly statement (or month-by-month statements for each month in the quarter) for every broker, dealer, or bank account in which they have a direct or indirect beneficial interest, showing all trade activity for all accounts that were open during the quarter, such statements to show:

              i.      the date of each transaction, title and number of securities and the principal amount of each Covered Security involved;

              ii.     the nature of the transactions (i.e., purchase, sale or any other type of acquisition or disposition);

              iii.    the price at which the transaction was effected; and

              iv.    the name of the broker, dealer or bank with or through which the transaction was effected.

            b.     With respect to any account established by the Employee during the quarter in which any securities (including securities that are not Covered Securities) were held during the quarter for the direct or indirect benefit of the Employee: the name of the broker, dealer, or bank with whom the Employee established the account and the date the account was established. With respect to any previously reported account that has been closed during the quarter, an indication that such account has closed.

            c.     If there has been no change to the broker, dealer, or bank accounts previously reported, an indication of such on the Quarterly Transactions Form.

            d.     If no transactions were effected in Covered Securities during the calendar quarter, a statement to that effect.

            e.     With respect to any nonpublic security owned by such Employee, a statement indicating whether the issuer has changed its name or publicly issued securities during such calendar quarter.

        3.     Annual Holdings Reports: Within 45 days after the end of each calendar year, each Employee shall submit to the Compliance Officer an Annual Holdings Report executed by such person, including the following information:

          a.     The title, number of shares and principal amount of each Covered Security in which the Employee had any direct or indirect beneficial ownership;

          b.     The name of any broker, dealer or bank with whom the Employee maintained an account in which any securities (including securities that are not Covered Securities) were held for the direct or indirect benefit for the Employee; and

          c.     An acknowledgment that such Employee (i) has read, understands and has had the opportunity to ask questions concerning this Code and (ii) agrees to abide by the Code as amended from time to time.

        4.     Disciplinary History Questionnaire: Not later than 10 days after a person becomes an Employee, and annually thereafter within 45 days of the end of each calendar year (together with the Initial Holdings Report or Annual Holdings Report, respectively) such person shall submit to the Compliance Officer a completed Disciplinary History Questionnaire executed by such person. The Employee shall document fully and completely any "Yes" answer to any question on the Disciplinary History Questionnaire.

        5.     Filings by Access Persons of the Clough Closed-End Mutual Funds:Any Employee required to make Initial Holdings, Quarterly Transactions, and/or Annual Holdings Reports to the Clough Global Allocation, Clough Global Equity, and or Clough Global Opportunities Funds (the "Funds") by virtue of their status as an Access Person of the Funds, may, in order to satisfy the Clough Capital Code reporting requirement(s), submit duplicate copies of those reports to the Compliance Officer before the applicable due date. All other requirements of this Code will still be binding on these Employees, including the responsibility to annually acknowledge that the Code has been read, understood, and that the Employee agrees to abide by the Clough Capital Code.

E.    Review and Enforcement

        1.     Review. The Compliance Officer's review of information submitted under the Code may include the comparison, from time to time, of the reported personal securities transactions of each Employee with completed portfolio transactions of the Funds to determine whether any transactions subject to the restrictions in Sections B and C (each a "Reviewable Transaction") have occurred.

        If the Compliance Officer determines that a Reviewable Transaction or other possible violations of this Code may have occurred, he shall then determine whether an actual violation of this Code may have occurred, taking into account any exemptions hereunder. Before making any determination that a violation has occurred, the Compliance Officer shall give the person whose transaction is in question an opportunity to supply additional information regarding such transaction.

        2.     Enforcement. If the Compliance Officer determines that a violation of this Code may have occurred, he shall promptly report the possible violation to the Compliance Committee and they shall consider and may impose such sanctions as they deem appropriate, including, among other things, a letter of censure or suspension or termination of the employment of the violator.

F.     Gifts

        1.     Receiving of Gifts

        No Employee shall seek or accept anything of value, either directly or indirectly, from broker-dealers or other persons providing services to the Company in exchange for any action being taken by such person on behalf of the Company or any of the Funds or that might otherwise create a conflict of interest or interfere with the impartial discharge of his or her responsibilities to the Funds. Cash gifts of any kind are prohibited, including cash equivalents such as gift certificates, bonds, securities or other items that may be readily converted to cash. For the purpose of this provision, unsolicited gifts from broker-dealers or other persons providing services to the Company without regard to any specified transaction or action (or if in connection with a transaction, is a gift also provided to other participants) including, but not limited to, those in the following categories, will not be considered to be in violation of this section:

          1.     an occasional, reasonable meal;

          2.     reasonable and conventional business courtesies such as joining a client or vendor in attending conferences, conventions, golf outings, etc.;

          3.     an occasional ticket to a sporting event, the theater or comparable entertainment;

          4.     Reminder advertisements—those items with the broker-dealer's logo, such as articles of clothing, gym bags, and the like distributed by broker-dealers to the Employee in connection with a conference or seminar sponsored by such broker-dealer and offered to all conference or seminar participants; and

          5.     a holiday gift having a reasonable value or a gift which would be impractical to return or refuse or the refusal of which in the recipient's judgment adversely affects a relationship beneficial to the Company and its clients.

        If there are any questions about a proposed gift or activity, each person is urged to err on the side of caution and obtain prior approval from the Compliance Officer.

        2.     Giving of Gifts

        In appropriate circumstances, it may be acceptable for an Employee to extend gifts to clients or others who do business with the Company, but Employees should be certain that the gift does not give rise to a conflict of interest, or give the appearance of a conflict of interest. In all instances, the giving of cash or cash equivalents is prohibited. The gift should be of reasonable value under the circumstances, must be lawful and in accordance with regulatory rules, and be generally accepted under the business practices of the governing jurisdiction.

        If there are any questions about a proposed gift, the Employee is urged to contact the Compliance Officer

G.    Proprietary Information and Developments Policy

        1.     Employees should be aware that all information, whether or not in writing, of a private, secret, proprietary or confidential nature that concerns the Company's business or financial affairs (collectively "Proprietary Information"), including the business and affairs of the Funds, is and shall be the exclusive property of the Company. By way of illustration, but not limitation, Proprietary Information includes (i) information concerning the operations, systems, trading strategies, investment models or other models, developments, inventions, performance, research, actual or proposed investments, assets under management, personnel, marketing plans, financial data developments, plans and vendor lists, (ii) computer software, forms, contracts, agreements, literature or other documents and (iii) the identity of any investors in any of the Funds or other information about such investors or the investments made or to be made by such Funds. Employees shall not disclose any Proprietary Information to others outside of the Company or use the same for any unauthorized purposes without the prior written approval by the Compliance Officer, either during or after such period of time as the

Employee is performing duties and responsibilities for the Company, unless and until such Proprietary Information has become public knowledge without fault by the Employee or the Employee is required to do so by law or court order, whereupon the Employee (or former Employee) shall promptly inform the Company in writing.

        2.     All written, photographic, electronic or other tangible material containing Proprietary Information which shall come into an Employee's custody or possession shall be and are the exclusive property of the Company to be used by the Employee only in the course of performing duties and responsibilities for the Company. All such records or copies thereof and all tangible property of the Company in an Employee's custody or possession shall be delivered to the Company, upon the earlier of (i) a request by the Company or (ii) such Employee no longer performing duties and responsibilities for the Company. After such delivery, the Employee shall not retain any such records or copies thereof or any such tangible property.

        3.     All models, inventions and other proprietary information that an Employee creates or develops while performing duties and responsibilities for the Company, is and will remain the sole and exclusive property of the Company, whether or not they are protected or protectible under applicable patent, trademark, service mark, copyright or trade secret laws. Such models, inventions and other proprietary information may take the form, but not be limited to, software products, source code, know-how, processes, designs, algorithms, computer programs and routines, formulae, techniques, developments or experimental work, works-in-progress, or business trade secrets. Any applicable Employee shall execute any documents necessary, as determined by the Compliance Officer, to acknowledge the foregoing and/or to assign, if necessary, to the Company all of such Employee's right, title and interest, including all rights of copyright, patent, and other intellectual property rights, to or in such models, inventions or other proprietary information.

        The policies regarding non-disclosure, the return of proprietary information and inventions set forth in paragraphs 1, 2 and 3 above also extend to such types of information, records and tangible property of investors of the Company or vendors to the Company or other third parties who may have disclosed or entrusted the same to the Company or to the Employee in the course of his or her employment. Employees shall not disclose or use Proprietary Information and records of the type set forth in paragraphs 1, 2 and 3 above, both during and after the termination of the employment or independent contractor relationship with the Company. Employees shall not accept future employment or enter into any contractual or business relationship with any business or other entity if that employment or relationship will cause the Employee to violate this Proprietary Information and Developments policy. Except as specifically provided herein, any other policies of the Company or any agreement between the Company and an Employee, the Company does not prohibit nor restrict an Employee's future use of the knowledge or skills he or she may develop while an Employee of the Company.

        Equitable Remedies.    The Company believes that the restrictions contained in this Section G are necessary for the protection of the business and goodwill of the Company and are reasonable for such purpose. Employees should be aware that any breach of this policy is likely to cause the Company substantial and irrevocable damage and therefore, in the event of any such breach, the Company, in addition to such other remedies which may be available, may pursue, and shall have the right to pursue, specific performance and other injunctive relief without having to prove actual damages.

        Employees should not sign any confidentiality agreements with other parties without the prior approval of the Compliance Officer.

H.    Insider Trading Policy

        Employees may from time to time be in possession of material, non-public information concerning the Funds or companies that they invest in. Under federal securities laws, such persons are prohibited from buying or selling securities of such companies (or securities whose value is determined with reference to the securities of such companies) while in possession of such inside information, and may not otherwise use the information for their own advantage or the advantage of others. Violations of this rule may subject those involved to disciplinary action, as well as severe civil or criminal penalties. Any such legal proceedings would result in adverse publicity and embarrassment to the Company and the individuals involved. The Company has adopted Policies and Procedures with Respect to Insider Trading to avoid even the appearance of improper conduct on the part of any Employee (not just so-called insiders). These Policies and Procedures are attached hereto as Appendix B and are a part of this Code. It is critical that all Employees read and understand such Policies and Procedures and to consult with the Compliance Officer if there are any questions or concerns.

I.     Copyright and Software distribution

        The Company has expended considerable resources on the internal development of its computer software and the acquisition of licenses to third party computer software. The Company views such computer software and licenses to be valuable intellectual property of the Company. The Company also seeks to ensure compliance with copyright and trade secret laws and the various license and subscription agreements binding on the Company. The United States Copyright Act and license agreements from licensors limit the making of copies of computer software and associated documentation. Trade secret law and license and confidentiality agreements from licensors and other third parties limit unauthorized use or disclosure of the Company's or such third parties' trade secrets and other confidential information, including computer software, associated documentation and other information. Taking steps to protect the equity that the Company has built up in its own software and its licenses to third party software, and compliance with such laws and agreements is the responsibility of every Employee of the Company. To this end, the following guidelines have been established:

          1.     Employees are not permitted to make unauthorized disclosure or copies of the Company's or licensed computer software or documentation.

          2.     Employees are not permitted to make unauthorized disclosure or copies of copyrighted publications, including research studies, databases, professional journals or textbooks.

          3.     Employees using the Company's or licensed software or associated documentation provided by the Company may only use such software as permitted in the applicable license agreement and are not permitted to make copies for use on other machines.

          4.     Employees are not permitted to obscure or obliterate any copyright or confidentiality notice of the Company or any licensor, on any software or printed materials they hold in their possession.

J.     Retention of Records

        This Code, a copy of each report filed by Employees, any written report relating to the interpretation of this Code, or violations thereunder, shall be preserved with records of the Company for the period required by Rule 204A-1 of the Investment Advisers Act of 1940, as amended (the "Advisers Act").

K.    Confidentiality under the Code

        All reports of securities transactions and any other information collected or produced pursuant to this Code shall be treated as confidential, except as otherwise required by law or in connection with appropriate examinations by representatives of the Securities and Exchange Commission or any other authorized governmental body or self-regulatory organization.

L.    Outside Business Affiliations and Duties

        Due to the potential for conflicts of interest or the appearance of conflicts of interest, all Employees maintaining outside business activities (e.g. officer, director, governor, trustee, etc.) or executorships, trusteeships, custodianships, or powers of attorney for other than family members, must annually report such positions on the Annual Report of Outside Activities. This Report will be reviewed together by the Compliance Committee, and any Employee holding a position that, in the opinion of the Compliance Committee, could conflict with a duty to a Fund or the Company, may be asked to refrain from or curtail activities in connection with such position.

M.   Other Matters

        Whenever prior consent or approval by a person is required under this Code, it is understood that such person shall not pass upon a situation in which he or she has a personal interest, except as expressly provided herein.

        The Compliance Officer or the Compliance Committee has the authority to grant written waivers of the provisions of this Code in appropriate instances, provided, that such waivers are granted only in rare instances and are not in violation of applicable rules and regulations.

        The Compliance Officer or the Compliance Committee shall have the authority to request additional information from one or more Employees concerning their compliance with this Code, including, without limitation, duplicate brokerage statements for any account and copies of trade confirmations for certain transactions.

        Employees are required to promptly report violations of this Code to the Chief Compliance Officer or another member of the Compliance Committee. All efforts will be made to maintain the confidentiality of the employee making the report, and retaliation against an Employee making such a report will not be tolerated.

APPENDIX A

DEFINITIONS

        "Beneficial ownership" shall be interpreted in the same manner as it would be under Section 16a-1(a)(2) of the Securities Exchange Act of 1934, as amended (the "1934 Act") in determining whether a person is the beneficial owner of a security for purposes of Section 16 under the 1934 Act and the rules and regulations thereunder from time to time in effect. In general, a person is deemed to have beneficial ownership of securities owned by the Employee's spouse, by children residing in the person's household or by children who are financially dependent on the person, or other securities over which the person has control. Some examples of forms of beneficial ownership include:

          a.     Securities held in a person's own name, or that are held for the person's benefit in nominee, custodial, or "street name" accounts.

          b.     Securities owned by or for a partnership in which the person is a general partner (whether the ownership is under the name of that partner, another partner or the partnership or through a nominee, custodial, or "street name" account).

          c.     Securities that are being managed for a person's benefit on a discretionary basis by an investment adviser, broker, bank, trust company, or other manager other than securities in an Exempt Account.

          d.     Securities in a person's individual retirement account.

          e.     Securities in a person's account in a 401(k) or similar retirement plan, even if the person has chosen to give someone else investment discretion over the account.

          f.      Securities owned by a trust of which the person is a beneficiary.

          g.     Securities owned by a corporation, partnership or other entity that the person controls (whether the ownership is under the name of that person, under the name of the entity or through a nominee, custodial or "street name" account).

        "Covered Security" means a security as defined in Section 202(a)(18) of the Investment Advisers Act of 1940, as amended, except that it does not include direct obligations of the Government of the United States, bankers' acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments (including repurchase agreements), and shares of money market mutual funds, transactions and holdings in shares issued by registered open-ended investment companies (except those for which Clough Capital or a control affiliate acts as the investment adviser) excluding open-ended Exchange Traded Funds ("ETF's"), transactions in units of a unit investment trust if the unit investment trust is invested exclusively in unaffiliated mutual funds, or such other securities as may be excepted under the provisions of Rule 204A-1 under the Advisers Act from time to time in effect. Covered Securities include, but are not limited to, stocks, bonds, closed-end funds, ETF's, options, and warrants.

        "Employee" means any officer, member or employee of the Company or any independent contractor of the Company performing material services for the Company meeting the definition of "Access Person" as defined under the Investment Advisers Act of 1940, as amended. Temporary employees, including part-time workers, interns, and others may be deemed to be an Employee under this Code by the Compliance Committee, depending on their access to sensitive, non-public, or confidential information, including portfolio holdings of the Funds. If the Compliance Committee finds that a temporary employee should be deemed an Employee for purposes of the Code, then such person will be asked to comply with the provisions of the Code, including the holdings and transactions reporting and pre-clearance requirements.

        "Exempt Account" means (i) a "blind trust" or similar arrangement under which the person is prohibited by contract from communicating with or providing specific instructions to the manager of the Account regarding the purchase or sale of specific securities for the Account, (ii) any private investment partnership or company in which the Company is a general partner or for which the Company provides investment management services ("Company Funds"), (iii) any partnership interests or shares issued by any Company Funds, and (iv) any securities issued by any Company. An account shall be deemed an Exempt Account if the Compliance Officer makes such determination after reviewing all relevant facts.

        "Limited Offering" means an offering that is exempt from registration under the Securities Act pursuant to Section 4(2) or 4(6) or pursuant to Rule 504, Rule 505 or Rule 506 under the Securities Act.

        "Purchase or sale of a Covered Security" includes, among other things, the writing of an option to purchase or sell a Covered Security.

        A security is "being considered for purchase or sale" when a recommendation is made (or if no recommendation is made, an order is made) to purchase or sell a security or with respect to the person making the recommendation, when such person seriously considers making such recommendation.

APPENDIX B

POLICY AND PROCEDURES WITH RESPECT TO INSIDER TRADING

I.     Policy Statement on Insider Trading and Background

        The Company forbids any Employee from trading, either personally or on behalf of others (including Funds) on material nonpublic information or communicating material nonpublic information to others in violation of the law. This conduct is frequently referred to as "insider trading." The Company's policy applies to every Employee and extends to activities within and outside their duties at the Company. Every Employee must read and retain this policy statement. Any questions regarding the Company's policy and procedures should be referred to the Compliance Officer. Capitalized terms not defined herein shall have the meanings ascribed to them in the Company's Code of Ethics and Professional Conduct.

        The term "insider trading" is not defined in the federal securities law, but generally is used to refer not only to the use of material nonpublic information to trade in securities (whether or not the user is an "insider"), but also to communications of material nonpublic information to others, commonly referred to as "tipping". The law concerning insider trading can and does change, but as a general matter the law prohibits, among other things:

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  trading by an insider, while in possession of material nonpublic information;

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  trading by a non-insider, while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated, or

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  communicating material nonpublic information to others ("tipping").

        1.     Who is an Insider?

        The concept of "insider" is broad. It includes officers, directors and employees of an issuer. In addition, a person can be a "temporary insider" if he or she enters into a special confidential relationship in the conduct of an issuer's affairs and as a result is given access to information solely for the issuer's purposes. A temporary insider can include, among others, an issuer's attorneys, accountants, consultants, bank lending officers, and the employees of such organizations.

        2.     What is Material Information?

        Trading on insider information is not a basis for liability unless the information is material. "Material information" generally is defined as information which a reasonable investor would be likely to consider important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of an issuer's securities. Information that officers, directors and employees should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidity problems, and extraordinary management or business developments.

        Material information does not have to relate to an issuer's business or come from a source inside the issuer. For example, in a case involving a Wall Street Journal reporter, the Supreme Court considered as material certain information about the contents of a forthcoming column that was expected to affect the market price of a security. In that case, the reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the column and whether those reports would be favorable or not.

        3.     What is Nonpublic Information?

        Information is nonpublic until it has been effectively communicated to the marketplace. A person should not trade on material nonpublic information until the investing public has been afforded the time to receive the information and act upon it. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in The Wall Street Journal or other publications of general circulation would generally be considered public.

        4.     Penalties for Insider Trading

        Penalties for trading on or communicating material nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties could include.

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  civil injunctions;

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  triple damages;

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  paying back profits;

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  jail sentences;

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  fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited; and

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  fines for an employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

        In addition, any violation of this policy statement can be expected to result in serious sanctions by the Company, including possible dismissal of the persons involved.

II.    Procedures to Implement the Company's Policy Against Insider Trading

        The following procedures have been established to aid the Employees of the Company in avoiding insider trading, and to aid the Company in preventing, detecting and imposing sanctions against insider trading. These Procedures cannot cover all circumstances and Employees are asked to be cautious in all situations involving the potential for insider trading and consult with the Compliance Officer if such Employee has any questions.

        Before an Employee trades for himself or herself or others, including Funds managed by the Company, in the securities of an issuer about which such Employee may have potential inside information, the Employee should ask at least the following questions of himself or herself:

          a.     Is the information material? Is this information that an investor would be likely to consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed?

          b.     Is the information nonpublic? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in The Wall Street Journal or other publications of general circulation?

        If, after consideration of the above, the Employee believes that the information is material and nonpublic, or if the Employee has questions as to whether the information is material and nonpublic, he or she should take the following steps.

          a.     Do not purchase or sell the security on behalf of yourself or others, including the Funds.

          b.     Do not communicate the information inside or outside the Company, other than to the Compliance Officer.

          c.     Immediately report the information to the Compliance Officer or another member of the Compliance Committee, who will consult with the Company's counsel. Thereafter, the Compliance Officer or Compliance Committee will instruct the Employee to continue to refrain from such trading and communication, or the Employee will be allowed to trade and communicate the information.

        Employees should be aware that these restrictions also apply to "tipping" information to others and apply to each Employee's family members and others living in your household.

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CLOUGH CAPITAL PARTNERS, LP CODE OF ETHICS AND PROFESSIONAL CONDUCT Adopted June 4, 2004 (Latest Revision March 30, 2006)